UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2009

Technology Solutions Company
 (Exact name of registrant as specified in its charter)

Delaware	000-19433	36-3584201
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 East Monroe Street, Suite 2600 Chicago, Illinois	60603
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 16, 2009, Technology Solutions Company (the “Company”) received notice from The NASDAQ Stock Market that the Company, based on its consolidated financial statements for the year ended December 31, 2008, no longer satisfies Marketplace Rule 4450(a)(3) (the “Rule”), which requires an issuer to have stockholders’ equity of at least $10 million. The notice has no effect on the Company’s listing at this time. In accordance with the Rule, the Company has been provided a period of 15 calendar days to submit a plan to regain compliance with the Rule. If the plan is accepted, the Company may be provided an exception to the Rule of up to 105 days in order to achieve compliance.

The Company intends to respond to the notice indicating that in light of its recently announced Plan of Complete Liquidation and Dissolution of the Company (the “Plan”), the Company is seeking an exception to the Rule in order to facilitate its orderly wind down and dissolution. The Company believes that since the liquidation process is well underway and stockholders are fully aware of the Company’s actions, it is in the best interest of the Company’s stockholders to maintain the listing of, and ability to trade, the Company’s shares on the Nasdaq Global Market until such time as the dissolution has been consummated.

If the Plan is not approved by stockholders, the Company’s Board of Directors will immediately take all necessary measures to formulate a plan to achieve compliance with the Rules, including considering transferring the listing of the Company’s shares to The Nasdaq Capital Market.

Item 9.01 Financial Statements and Exhibits.

99.1	Press Release dated March 20, 2009, titled Technology Solutions Company Receives NASDAQ Compliance Notice

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TECHNOLOGY SOLUTIONS COMPANY

Date: March 20, 2009	By: /s/ Timothy G. Rogers
Name: Timothy G. Rogers
Title: Chief Financial Officer

EXHIBIT INDEX

99.1	Press Release dated March 20, 2009, titled Technology Solutions Company Receives NASDAQ Compliance Notice